EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC
and
The Unitholders of CVR Partners, LP
and
The General Partner of CVR Partners, LP:

We consent to the inclusion in the CVR Partners, LP and subsidiaries report on Form 10-K for the year ended December 31, 2014 and the incorporation by reference in the registration statement (No. 333-173444) on Form S-8 and the registration statement (No. 333-183390) on Form S-3 of CVR Partners, LP of our report dated February 28, 2013, with respect to the consolidated statements of operations, comprehensive income, partners' capital, and cash flows for the year ended December 31, 2012.

/s/ KPMG LLP

Houston, Texas
February 19, 2015